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Exhibit (a)(1)(D)

        OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
MONOLITHIC SYSTEM TECHNOLOGY, INC.
AT
$13.50 NET PER SHARE
BY
MOUNTAIN ACQUISITION SUB, INC.,
A WHOLLY OWNED SUBSIDIARY OF
SYNOPSYS, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
  AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 16, 2004,
  UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER
  MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE OF
  THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

March 22, 2004

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

        We have been engaged by Mountain Acquisition Sub, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Synopsys, Inc., a Delaware corporation ("Synopsys"), to act as the information agent (the "Information Agent") in connection with the Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Monolithic System Technology, Inc., a Delaware corporation ("MoSys"), for $13.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, and in the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

        Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Computershare Trust Company of New York (the "Depositary") on or prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer must tender their Shares according to the guaranteed delivery procedures set forth in the Offer to Purchase.

        Enclosed herewith are copies of the following documents:

        1.     the Offer to Purchase dated March 22, 2004;

        2.     the Letter of Transmittal to be used by stockholders of MoSys to tender Shares in the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used to tender Shares);

        3.     a letter to stockholders of MoSys from the President, Chief Executive Officer and Chairman of the Board of MoSys, accompanied by the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by MoSys, which includes the recommendation of MoSys' board of directors that MoSys stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer;

        4.     a printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5.     the form of Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

        6.     guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7.     return envelope addressed to Computershare Trust Company of New York as the Depositary for the Offer.

        We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on April 16, 2004, unless the Offer is extended.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn on or prior to the Expiration Date of the Offer, that number of Shares that, together with any shares of MoSys common stock then owned by Synopsys or any wholly owned subsidiary of Synopsys (including the Purchaser), represent a majority of the "Adjusted Outstanding Share Number," which is defined in the Merger Agreement as the sum of all shares of MoSys common stock then outstanding, plus the aggregate number of shares of MoSys common stock issuable upon the exercise of all vested options, warrants and other rights to acquire common stock of MoSys then outstanding. Certain of MoSys' directors and executive officers and an additional stockholder of MoSys have entered into stockholder agreements with Synopsys and the Purchaser pursuant to which such parties have agreed, in their respective capacities as stockholders of MoSys, to tender all of their shares of MoSys common stock to the Purchaser in the Offer, and to vote all of their shares of MoSys common stock in favor of adoption of the Merger Agreement (as defined below) and otherwise in favor of the Merger. As of March 15, 2004, the stockholders who executed stockholder agreements held in the aggregate 8,765,506 shares of MoSys common stock, which represented approximately 28.3% of the outstanding shares of MoSys common stock as of that date. The Offer is subject to certain other conditions described in Section 13 (Certain Conditions to the Offer) of the Offer to Purchase.

        The Offer is being made pursuant to an Agreement and Plan of Merger and Reorganization, dated as of February 23, 2004 (the "Merger Agreement"), by and among Synopsys, the Purchaser and MoSys pursuant to which, following the purchase of shares of MoSys common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into MoSys (the "Merger"), with MoSys surviving the Merger as a wholly owned subsidiary of Synopsys. As a result of the Merger, each outstanding Share (other than Shares owned by any stockholder of MoSys who properly exercises appraisal rights under Delaware law) will be converted into the right to receive the same purchase price paid in the Offer.

        MoSys' board of directors has, at a meeting held on February 22, 2004, by unanimous vote, (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the stockholders of MoSys, (b) approved and adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, (c) declared that the Merger Agreement is advisable, and (d) resolved to recommend that the stockholders of MoSys accept the Offer and tender their shares of MoSys common stock pursuant to the Offer and adopt the Merger Agreement. Accordingly, the board of directors of MoSys unanimously recommends that the stockholders of MoSys accept the Offer and tender their shares of MoSys common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement.

        On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser in the Offer and not properly withdrawn on or prior to the Expiration Date of the Offer. To validly tender Shares in the Offer (a) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, and any other required documents, must be received by the Depositary on or prior to the Expiration Date of the Offer, (b) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an agent's message (described in the Offer to Purchase), and any other required documents, must be received by the Depositary on or prior to the Expiration Date of the Offer and (ii) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a book-entry confirmation described in the Offer to Purchase must be received by the Depositary on or prior to the Expiration Date of the Offer or (c) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase on or prior to the Expiration Date of the Offer.

        Neither the Purchaser nor Synopsys will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Questions regarding the Offer, and requests for additional copies of the enclosed material, may be directed to us at our address and telephone number listed on the back cover of the Offer to Purchase.

Very truly yours,
D.F. King & Co., Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, SYNOPSYS, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.

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  Exhibit (a)(1)(D)